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                             For Immediate Release

                           C&F FINANCIAL CORPORATION

Monday, March 26, 2001

Contact: Thomas Cherry, Senior Vice President & Chief Financial Officer
         (804) 843-2360

C&F Financial Announces Stock Repurchase

West Point, VA -- (NASDAQ:CFFI) The board of directors of C&F Financial Corporation, the one bank holding company for Citizens and Farmers Bank, has authorized management to continue to buy up to 10% of the Company's common stock over the next twelve months. The Company first announced this repurchase plan in March of 2000. Since that announcement, the Company has purchased 100,000 shares, approximately 2.7% of shares currently outstanding. The stock will be purchased in the open market and/or by privately negotiated transactions as management and the board of directors determines prudent.

     C&F Financial Corporation operates ten retail bank branches located throughout the Williamsburg to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary. Citizens and Commerce Bank, which operates as a division of Citizens and Farmers Bank, opened its first branch on November 15, 1999. Citizens and Commerce Bank is a retail bank serving the Richmond market specializing in small business services. The Company provides mortgage and title services through C&F Mortgage Corporation's eleven offices. C&F Investment Services, Inc. provides a comprehensive range of investment services.